EXHIBIT 23.02

- Consent of Independent Registered Public Accounting Firm -

The Board of Directors

Bank of the Carolinas Corporation:

We consent to the incorporation by reference in the registration statements of Bank of the Carolinas Corporation (the “Company”) (Form S-3, Nos. 333-148941 and 333-159934; Form S-8, Nos. 333-137041 and 333-148784) of our report dated April 15, 2009, with respect to the Company’s December 31, 2008 consolidated balance sheet, and the related statements of operations, changes in stockholders’ equity and cash flows for the two years then ended included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Dixon Hughes, PLLC

Asheville, North Carolina

March 29, 2010